As Filed with the Securities and Exchange Commission on February 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-3044956
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 Corporate Drive, Suite 300

Burlington, MA 01803

(781) 852-3200

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan

(Full Titles of the Plans)

Hari Ravichandran

Chief Executive Officer

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(Name and Address of Agent For Service)

(781) 852-3200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan	2,143,987(2)	$7.27(5)	$15,586,785.49	$1,569.59
Common Stock, $0.0001 par value per share	Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan	2,202,843(3)	$9.34(6)	$20,574,553.62	$2,071.86
Common Stock, $0.0001 par value per share	Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan	10,000,000(4)	$9.34(6)	$93,400,000.00	$9,405.38
TOTAL		—	—	$129,561,339.11	$13,046.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Endurance International Group Holdings, Inc. (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents Common Stock issuable upon the exercise of outstanding incentive stock options and non-qualified stock options (“Options”) previously granted under the Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), which Options were assumed by the Registrant on February 9, 2016, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2015, by and among the Registrant, Constant Contact, Inc. (“Constant Contact”), and Paintbrush Acquisition Corporation (the “Merger Agreement”).
(3)	Represents shares of Common Stock issuable pursuant to outstanding and unvested restricted stock units (“RSUs”) previously granted under the 2011 Plan, which were assumed by the Registrant on February 9, 2016, pursuant to the Merger Agreement.
(4)	Represents shares of Common Stock available for issuance under the 2011 Plan, which were assumed by the Registrant on February 9, 2016, in connection with the Merger Agreement.
(5)	Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of $7.27 of the outstanding Options previously granted under the 2011 Plan.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low selling prices of the Common Stock of the Registrant on February18, 2016, as reported on The NASDAQ Global Select Market.

EXPLANATORY NOTE

Pursuant to the Merger Agreement, on February 9, 2016, Paintbrush Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Registrant merged with and into Constant Contact (the “Merger”), with Constant Contact continuing as the surviving corporation in the Merger as a wholly owned subsidiary of the Company. Endurance International Group Holdings, Inc. is referred to herein as “we,” “our,” “us,” “Endurance,” the “Registrant,” and the “Company.”

As of the effective time of the Merger, the Registrant (i) assumed and converted certain outstanding equity awards granted by Constant Contact under the 2011 Plan prior to the effective time of the Merger (the “Assumed Awards”) into corresponding equity awards with respect to shares of the Registrant’s Common Stock and (ii) assumed certain shares of Constant Contact common stock, par value $0.01 per share, available for issuance under the 2011 Plan, which will be available for future issuance under the 2011 Plan in satisfaction of the vesting, exercise or other settlement of options and other equity awards that may be granted by the Registrant following the effective time of the Merger (after conversion of such shares of Constant Contact common stock and appropriate adjustment to reflect the Merger) in reliance on the prior approval of the 2011 Plan by the stockholders of Constant Contact; provided that, in accordance with the NASDAQ Stock Market Rules and interpretive guidance thereunder, including, without limitation, Rule 5635 and IM-5635-1, (A) the time during which such shares of Common Stock will be available for grants under the 2011 Plan will not be extended beyond the period when they would have been available under the 2011 Plan, absent the Merger, and (B) such options and other equity awards may not be granted to individuals who were employed, immediately prior to the effective time of the Merger, by the Registrant or any of its subsidiaries (exclusive of Constant Contact) immediately prior to the effective time of the Merger.

This Registration Statement relates to the registration of (a) 4,346,830 shares of Common Stock of the Registrant to be offered and sold with respect to the Assumed Awards and (b) 10,000,000 shares of Common Stock of the Registrant to be offered and sold under the 2011 Plan with respect to future awards under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2011 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 27, 2015;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above;

(c)	The description of the Registrant’s Common Stock contained or incorporated by reference into the Company’s Registration Statement on Form 8-A filed on October 11, 2013, including any amendment or report filed for the purpose of updating such description; and

(d)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s restated certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with all of its directors and executive officers. These indemnification agreements may require the Registrant, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Registrant’s directors or executive officers. In addition, the Registrant’s employment agreements with Mr. Ravichandran, its chief executive officer, Mr. Montagner, its chief financial officer, and Ronald LaSalvia, its chief operating officer, require the Registrant to indemnify Messrs. Ravichandran, Montagner and LaSalvia to the fullest extent permitted by applicable law, other than in connection with their gross negligence or willful misconduct, for liability with regard to their activities on the Registrant’s behalf.

Although directors designated for election to the Registrant’s board of directors by investment funds and entities affiliated with either Warburg Pincus LLC (“Warburg Pincus”) or Goldman, Sachs & Co. (“Goldman Sachs”) may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, the Registrant has agreed in its stockholders agreement that it will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, the Registrant will reimburse those investment funds and entities and their insurers for such amounts.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on this 24th day of February, 2016.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Hari Ravichandran
Hari Ravichandran
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Endurance International Group Holdings, Inc., hereby severally constitute and appoint Hari Ravichandran, Marc Montagner and David C. Bryson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Endurance International Group Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	Chief Executive Officer and Director (principal executive officer)	February 24, 2016

/s/ Marc Montagner Marc Montagner	Chief Financial Officer (principal financial officer)	February 24, 2016

/s/ Timothy S. Mathews Timothy S. Mathews	Chief Accounting Officer (principal accounting officer)	February 24, 2016

/s/ James C. Neary James C. Neary	Chairman of the Board of Directors	February 24, 2016

/s/ Dale Crandall Dale Crandall	Director	February 24, 2016

/s/ Joseph P. DiSabato Joseph P. DiSabato	Director	February 24, 2016

/s/ Tomas Gorny Tomas Gorny	Director	February 24, 2016

/s/ Michael Hayford Michael Hayford	Director	February 24, 2016

/s/ Peter J. Perrone Peter J. Perrone	Director	February 24, 2016

/s/ Chandler J. Reedy Chandler J. Reedy	Director	February 24, 2016

/s/ Justin L. Sadrian Justin L. Sadrian	Director	February 24, 2016

INDEX TO EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (filed with the Commission as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191061) on October 23, 2013 and incorporated herein by reference)

4.2	Amended and Restated By-Laws of the Registrant (filed with the Commission as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191061) on October 23, 2013 and incorporated herein by reference)

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP*

23.1	Consent of BDO USA, LLP*

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature pages of this registration statement)*

99.1	Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan*

*Filed Herewith